Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494

KRAFT HIGHLIGHTS GROWTH STRATEGY, RECONFIRMS 2008 GUIDANCE,

AND UNVEILS PRODUCT INNOVATIONS AT CAGNY CONFERENCE

BOCA RATON, Fla. – Feb. 19, 2008 — Today, at the Consumer Analyst Group of New York (CAGNY) Conference, Irene Rosenfeld, Chairman and Chief Executive Officer, Kraft Foods Inc. (NYSE:KFT), a global leader in branded food and beverages, reviewed the company’s progress after the first year of its three-year growth plan. The company also reaffirmed its 2008 guidance and outlined how it will build on the momentum created in 2007.

Rick Searer, Executive Vice President and President, North America, and Tim McLevish, Executive Vice President and Chief Financial Officer, also presented.

“In 2007, we made real strides by investing in our brands, improving product quality, rebuilding our new product pipeline and strengthening our management team. As a result, we delivered the best top-line performance since going public in 2001,” said Rosenfeld. “Put simply, we’ve done what we said we would; it’s working; and we’re going to keep doing it. We will continue to build on this momentum in 2008 to deliver value to our shareholders.”

Rosenfeld continued, “Unprecedented input costs are impacting Kraft and the entire food industry. Therefore, we have redoubled our efforts to reduce overhead and other costs, while continuing to make the necessary investments in our brands. I’m confident that we have the right strategy, clear operational focus and the financial discipline to fuel Kraft’s return to reliable growth. We’re getting more competitive in the marketplace and learning how to better use our scale to our competitive advantage. In 2008, we’ll grow on both the top and bottom lines.”

Positive Results from Investments in North America

Searer spotlighted several new product successes, such as DiGiorno Ultimate pizza and Oscar Mayer Deli Fresh cold cuts, and the expansion of various product platforms, such as Cakesters snack cakes into other cookie brands, LiveActive and South Beach Living into beverages and 100 calorie packs into Candy Bites. Searer also unveiled new Kraft Bagel-fuls hand-held breakfast sandwiches, DiGiorno and California Pizza Kitchen single-serve premium pizzas and an entirely rejuvenated line of Kraft salad dressings with no artificial preservatives.

“Clearly, our iconic brands resonate with consumers,” said Searer, who noted that where the company invested in quality, innovation and marketing, organic net revenues1 grew and accelerated throughout 2007 – rising 4 percent in the first half, 7 percent in the third quarter and 10 percent in the fourth quarter.

“Going forward, we expect our investments to result in improved pricing power, stronger volume growth and product mix gains, which will lead to improved margin performance in 2008 and beyond,” Searer said.

2008 Guidance Reaffirmed

During the presentation, McLevish reconfirmed Kraft’s full-year guidance. For 2008, the company projects organic net revenue growth of at least 4 percent and earnings per share, excluding items, of at least $1.90. He also reinforced that the company’s advertising and consumer spending will be in the mid-7 percent of revenue range and that operating income will grow faster than organic revenue. The company also reaffirmed guidance for its 2008 tax rate, excluding items, of 33.5 percent. In addition, McLevish indicated confidence that the company’s tax rate could be reduced over time to at least peer averages.

“We will use a combination of price increases and supply chain productivity improvements to cover input cost inflation while our volume growth and product mix gains will leverage our overhead costs and increase operating margins,” McLevish said. Using this model, the company projects long-term EPS growth of 7 to 9 percent.

“We are redoubling our efforts to further leverage our scale and drive overhead cost reductions,” McLevish continued. “We’re streamlining headquarters and moving from an operating model to a strategy-and-oversight model. This change is a key driver in our ability to deliver higher savings at a lower cost from our restructuring program. Over time, we intend to reduce overheads as a percent of revenue by at least one percentage point.” Beginning in 2009, the company expects to reduce the cash used for restructuring by approximately $300 million a year, down from about $500 million in 2008.

McLevish also outlined targeted improvements in several financial metrics. Specifically,

•	Improve annual discretionary cash flow by $1 billion in the next few years, delivering cash flow equal to 100 percent of net income as a long-term goal.

•	Reduce primary working capital to 11 percent of net revenue, from 14 percent today.

•	Reduce capital spending to below 3 percent of net revenue from 3.3 percent in 2007.

•	Improve return on invested capital by an average of 80 basis points per year.

[1]	For investment categories, reported revenue growth equals organic revenue growth.

Kraft Foods presentation was accompanied by slides. Access to a replay of the webcast with accompanying slides is available at www.kraft.com.

About Kraft

Kraft Foods (NYSE: KFT) is one of the world’s largest food and beverage companies, with 2007 revenues of more than $37 billion. For more than 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in more than 150 countries, including nine brands with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees, Milka chocolates and LU biscuits. Kraft is a fully independent company and is listed in the Standard & Poor’s 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company’s web site at www.kraft.com.

Forward-Looking Statements Safe Harbor

This press release contains forward-looking statements that we are confirming our full year 2008 guidance; that we will build on the momentum created in 2007; that it’s working and we’re going to keep doing it; that we will continue to build on this momentum in 2008 and deliver value to our shareholders; that we’ve redoubled our efforts to reduce overhead and other costs while continuing to make the necessary investments in our brands; that we have the right strategy, clear operational focus and the financial discipline to fuel Kraft’s return to reliable growth; that we’re getting more competitive in the marketplace and learning how to better use our scale to our competitive advantage; that in 2008 we’ll grow on both the top and bottom lines; that we expect our investments to result in improved pricing power, stronger volume growth and product mix gains, which will lead to improved margin performance in 2008 and beyond; our 2008 guidance, in particular, expected organic revenue growth, EPS, tax rate excluding items, advertising and consumer spending, that operating income excluding items will grow faster than organic revenue, that our tax rate could be reduced over time to at least peer averages, our use of a combination of price increases and supply chain productivity improvements to cover input cost inflation while our volume and product mix gains will leverage overhead costs and increase operating margins, projected long-term EPS growth, that the change in our structure is a key driver in our ability to deliver higher savings at a lower cost from our restructuring program, that over time our overheads will be reduced as a percent or revenue by at least one percentage point and beginning in 2009 the amount of cash used for restructuring; and our targeted improvements in several financial metrics, in particular, the improvement in annual discretionary cash flow, the reduction in primary working capital, the reduction in capital spending and the improvement of return on invested capital. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued higher input costs, pricing actions, increased competition, our ability to differentiate our products from private label products, increased costs of sales, our ability to realize the expected cost savings and spending from our planned restructuring program, unexpected safety or manufacturing issues, FDA or other regulatory actions or delays, unanticipated expenses such as litigation or legal settlement expenses, a shift in our product mix to lower margin offerings, risks from operating internationally and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

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